Exhibit 3.1

AMENDMENT TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PRIVETERRA ACQUISITION CORP. II

JANAURY 5, 2024

Priveterra Acquisition Corp. II, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.	The name of the Corporation is “Priveterra Acquisition Corp. II” The original certificate of incorporation was filed in the office of the Secretary of State of the State of Delaware on August 10, 2020 (the “Original Certificate”). The Amended and Restated Certificate of Incorporation, which both restated and amended the provisions of the Original Certificate, was filed in the office of the Secretary of State of the State of Delaware on January 7, 2021 (the “Amended and Restated Charter”). The First Amendment to the Amended and Restated Charter was filed in the office of the Secretary of State of the State of Delaware on December 12, 2022. A Certificate of Amendment to the Amended and Restated Charter was filed in the office of the Secretary of State of the State of Delaware on July 6, 2023. An Amendment to the Amended and Restated Charter was filed in the office of the Secretary of State of the State of Delaware on July 11, 2023.

2.	This Amendment to the Amended and Restated Charter was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware, as amended from time to time, and shall become effective on the date of filing with the Secretary of State of Delaware.

3.	Certain capitalized terms used in this Amendment to the Amended and Restated Charter are defined where appropriate herein.

4.	The text of Section 9.1(b) of Article IX of the Amended and Restated Charter is hereby amended and restated to read in full as follows:

“(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriter’s overallotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 2, 2020, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination by April 12, 2024 (or such earlier date as determined by the Board); provided that, the Corporation may extend such date on a monthly basis through October 12, 2024 by depositing into the Trust Account, for each one-month extension, $0.01 for each Offering Share that was not redeemed, (or, if the Office of the Delaware Division of Corporations shall not be open for business (including filing of corporate documents) on such date the next date upon which the Office of the Delaware Division of Corporations shall be open (the “Deadline Date”), and (iii) the redemption of shares in connection with a vote seeking to amend any provisions of this Amended and Restated Certificate of Incorporation as described in Section 9.7. Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

IN WITNESS WHEREOF, Priveterra Acquisition Corp. II has caused this Amendment to the Amended and Restated Charter to be duly executed in its name and on its behalf by an authorized officer as of this 5th day of January, 2024.

PRIVETERRA ACQUISITION CORP. II

By:	/s/ Oleg Grodnensky
	Name:	Oleg Grodnensky
	Title:	Chief Executive Officer

Signature Page to Amendment to the Amended and Restated Certificate of Incorporation